Exhibit 99.1
For Immediate Release
Champion steps down as Youbet.com Chairman and CEO
Woodland Hills, CA, November 30, 2007 — After leading Youbet.com, Inc. (NASDAQ:UBET) on a successful growth path for more than five years, Charles F. Champion is stepping down as the company’s Chief Executive Officer and Chairman of the Board to pursue other opportunities. His decision is effective December 11, 2007.
Champion will work with the company to effectuate a smooth transition to a new Chief Executive, and he will provide advice and assistance as requested by the Board of Directors.
“I’m dedicated to seeing Youbet grow as I have been for the last five years,” Champion said. “I remain a large shareholder, and I want to see my colleagues, the board and all the shareholders succeed.”
When Champion joined Youbet in May 2002, the company was on the verge of collapse. With the help of a new management team, he engineered a dramatic turnaround in the company’s core ADW business. The company’s wager processing through organic growth and acquisition advanced more than seven-fold, from $110 million to $750 million between 2002-06, resulting in a 45% share of the US ADW market. Deloitte named the company to its 50 Fastest Growing Companies list in each of Champion’s five years at the helm.
Champion helped launch innovative marketing programs such as Youbet Advantage and customer protection programs such as Players Trust. Some of the most contentious issues he faced during his time as CEO involved reconciling the common interests of diverse factions of track owners, content providers and horsemen.
Former Illinois Governor Jim Edgar, Chairman of the Youbet Board Nominating and Governance Committee and a shareholder, stated, “The Board is grateful to Chuck for his outstanding contributions to the growth and success of the Company and the high level of professionalism he has brought to it.”
Champion said that he believes in the mission of the company and hopes that his successor will be able to take the company to a new level. “The company is on the right path.”
“I am grateful for the opportunity the Board has given me to contribute to Youbet’s growth,” he continued. “More important, I have been privileged to work with an exceptional Board of Directors, senior executives, and staff of dedicated, enthusiastic and hard working people whom I am proud to call colleagues.”

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
The Youbet Advantage(TM) Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.youbet.net — is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on the company can be found at www.youbet.com.
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Contacts:

Youbet.com, Inc.	Integrated Corporate Relations	Beacon Advisors
Jim Burk, CFO	Bill Schmitt	Hud Englehart
818.668.2100	203.682.8200	513.533.4800